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                                                               Exhibit (5)(a)

                         INVESTMENT ADVISORY AGREEMENT

                                    Between

                            PENN SERIES FUNDS, INC.,

                                      and

                         T. ROWE PRICE ASSOCIATES, INC.

     INVESTMENT ADVISORY AGREEMENT, made as of the first day of May, 1989, by and between PENN SERIES FUNDS, INC. ("Penn Series") and T ROWE PRICE ASSOCIATES, INC., ("Adviser"), both of which are corporations organized and existing under *the laws of the State of Maryland.

                                  WITNESSETH:

     WHEREAS, Penn Series is an open-end management investment company registered as such under the federal Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, Penn Series is authorized to issue shares in separate series with each series representing interests in a separate fund (a "Fund" or, collectively, the "Funds") of securities and other assets; and

     WHEREAS, Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the federal Investment Advisers Act of 1940, as amended; and

     WHEREAS, Penn Series desires Adviser to render investment advisory services, and certain accounting and related services, to Penn Series in the manner and on the terms and conditions hereinafter set forth,

     NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. Investment Advisory Services. Adviser shall serve as investment adviser and shall supervise and direct the investments of each Fund of Penn Series in accordance with the investment objectives, program and restrictions applicable to such Fund as provided in Penn Series' prospectus and or as Penn Series may impose with notice in writing to Adviser. No investment will be made by Advisor for any Fund if that investment is in violation of the objectives, program, restrictions or limitations of that Fund. Adviser shall not take custody of any assets of Penn Series, but shall issue settlement instructions to the custodian designated by Penn Series (the "Custodian"). Adviser shall obtain and evaluate such information relating to the
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economy, industries, businesses, securities markets and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of each Fund of Penn Series in a manner consistent with the investment objectives of that Fund. In furtherance of this duty, Adviser, as agent and attorney-in-fact with respect to Penn Series, is authorized, in its discretion and without prior consultation with Penn Series, to:

          (i) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets; and

          (ii) place orders and negotiate the commissions (if any) for the execution of transactions in securities with or through such brokers, dealers, underwriters or issuers as Adviser may select;

provided, however, that Adviser shall make no investment for any Fund that is in violation of the objectives, program, restrictions or limitations of that Fund.

     2. Accounting and Related Services. Adviser agrees to cooperate with the Accounting Services Agent appointed by Penn Series pursuant to the Accounting Services Agreement. As requested from time to time, Adviser shall provide Penn Series and its Accounting Services Agent with such information as may be reasonably necessary to properly account for financial transactions with respect to each Fund. Adviser shall provide reasonable guidance to Penn Series and its Accounting Services Agent on registered investment company accounting and bookkeeping, as requested by Penn Series or its Accounting Services Agent, to ensure compliance with generally accepted accounting, tax and securities practices and rules.

     3.   Fees.

          A. Fee Rate. For all of the services rendered to Penn Series hereunder, Adviser shall be paid a fee by Penn Series, at the annual rates of each Fund's average daily net assets as follows:


                                 Fund                     Annual rate
                                 ----                     -----------
                                 Money Market Fund        0.40%
                                 Fixed Income Fund        0.45%
                                 High Yield Bond Fund     0.50%
                                 Growth Stock Fund        0.50%
                                 Equity Income Fund       0.50%
                                 Aggressive Equity Fund   0.50%

          B. Method of Computation. The fee for each Fund shall be accrued for each the sum of the daily fee accruals shall be paid monthly to Adviser as of the

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               first business next succeeding calendar month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the annual rate applicable to the Fund as set forth above, and multiplying this product by the net assets of the Fund. A Fund's net assets, for purposes of the calculations described above will be determined in accordance with Penn Series' prospectus and statement of additional information as of the close of business on the most recent previous business day on which Penn Series was open for business.

          C. Expense Limitation. With respect to each Fund of Penn Series, to the extent that the Fund's which are total expenses for a fiscal year (excluding interest, taxes, brokerage, other expense capitalized in accordance with generally accepted accounting principles, and extraordinary expenses, but including investment advisory and administrative and corporate services fees before any adjustment pursuant to this provision) exceed the expense limitation for the Fund, one-half of such excess amount shall be a liability of Adviser to Penn Series. The liability (if any) of Adviser to pay Penn Series one-half of such excess amount shall be determined on a daily basis. If, at the end of each month, there is any liability of Adviser to pay Penn Series such excess amount, the advisory fee shall be reduced by such liability. If, at the end of each month, there is no liability of Adviser to pay Penn Series such excess amount and if payments of the advisory fee at the end of prior months during the fiscal year have been reduced in excess of that required to maintain expenses within the expense limitation, such excess reduction shall be recaptured by Adviser and shall be payable by Penn Series to Adviser along with the advisory fee payable to Adviser for that month. If, at the end of the fiscal year, there is any remaining liability of Adviser to pay Penn Series such excess amount (which has not been paid through reduction of the advisory fee), Adviser shall remit to Penn Series an amount sufficient to pay such remaining liability. The expense limitations of the Penn Series Funds, as a percentage of the Fund's average daily net assets, are as follows:


                                 Fund                   Expense Limitation
                                 ----                   ------------------
                                 Money Market Fund            0.80%
                                 Fixed Income Fund            0.90%
                                 High Yield Bond Fund         0.90%
                                 Growth Stock Fund            1.00%
                                 Equity Income Fund           1.00%
                                 Aggressive Equity Fund       1.00%

     4. Brokerage. Adviser, in carrying out its duties under this Agreement, may cause Penn Series to pay a broker-dealer which furnishes brokerage or research services (as such services

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are defined under Section 28(e) of the Securities Exchange Act of 1934, as
amended (the "34 Act")) a higher commission than that which might be charged by another broker-dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, if such commission is deemed reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of Adviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the '34 Act). Adviser shall regularly advise Penn Series' board of directors as to all payments of commissions and as to its brokerage policies and practices and shall follow such instructions with respect thereto as may be given by Penn Series' board.

     5. Use of the Services of Others. Adviser may (at its cost except as contemplated by Section 4 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing itself or Penn Series, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as Adviser may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to Penn Series, or in the discharge of Adviser's overall responsibilities with respect to the other accounts which it serves as investment adviser.

     6. Personnel, Office Space, and Facilities. Adviser at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as it, or any affiliated corporation of Adviser, requires in the performance of services under this Agreement.

     7. Ownership of Software and Related Material. All computer programs, magnetic tapes, written procedures and similar items developed and used by Adviser or any affiliate in performance of this Agreement are the property of Adviser and will not become the property of Penn Series.

     8. Certain Personnel. Adviser agrees to permit individuals who are officers or employees of Adviser to serve (if duly elected or appointed) as officers, directors, members of any committee of directors, members of any advisory board, or members of any other committee of Penn Series, without remuneration or other cost to Penn Series. Adviser shall pay all salaries, expenses, and fees of officers and/or directors of Penn Series who are affiliated with Adviser.

     9. Reports to Penn Series and Cooperation with Accountants. Adviser, and any affiliated corporation of Adviser performing services for Penn Series described in this Agreement, shall furnish to or place at the disposal of Penn Series, such information, reports, evaluations, analyses and opinions as Penn Series may, at any time or from time to time, reasonably request or as Adviser may deem helpful. Adviser and its affiliates shall cooperate with Penn Series' independent public accountants and take all reasonable action in the performance of services and obligations under this Agreement to assure that the information needed by such accountants is

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made available to them for the expression of their opinion without any qualification as to the scope of their examination, including, but not limited to, their opinion included in Penn Series' annual report under the Act and annual amendment to Penn Series' registration statement under the Act.

     10. Reports to Adviser. Penn Series shall furnish or otherwise make available to Adviser such prospectuses, financial statements, proxy statements, reports, and other information relating to the business and affairs of Penn Series, as Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement. Any printed matter, or other material prepared for distribution to the stockholders of Penn Series or the public, which refers in any way to Adviser or any affiliated corporation of Adviser other than merely to identify Adviser as the investment adviser or manager for Penn ,-Series or any of its Funds or to identify Adviser or an affiliated corporation as agent of Penn Series or any of its Funds, shall be furnished to Adviser at least 14 days prior to use thereof. Penn Series shall not use such material if Adviser shall object thereto in writing within 7 days after its receipt by Adviser. In the event of termination of this Agreement, Penn Series shall, on written request of Adviser, forthwith delete any reference to Adviser or any affiliated corporation of Adviser from any materials prepared on behalf of Penn Series.

     11. Ownership of Records. All records required to be maintained and kept current by Penn Series pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and that are maintained and kept current by Adviser or any affiliated corporation of Adviser on behalf of Penn Series are the property of Penn Series. Such records will be preserved by Adviser itself or through an affiliated corporation for the periods prescribed in Rule 3la-2 under the Act, where applicable, or in such other applicable rules that may be adopted from time to time under the Act. Such records may be inspected by representatives of Penn Series at reasonable times, and, in the event of termination of this Agreement, will be promptly delivered to Penn Series.

     12. Services to Other Clients. Nothing herein contained shall limit the freedom of Adviser or any affiliated person of Adviser to render investment supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities; but so long as this Agreement or any extension, renewal or amendment hereof shall remain in effect as to any particular Fund, or until Adviser shall otherwise consent, Adviser shall be the only investment adviser to that Fund. It is understood that Adviser may give advice and take action for its other clients which may differ from advice given, or the timing or nature of action taken, for any Penn Series' Fund. Adviser is not obligated to initiate transactions for a Fund in any security which Adviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or for other clients.

     13. Confidential Relationship. Information furnished by one party to another, including a party's respective agents and employees, is confidential and shall not be disclosed to third parties unless required by law. Adviser, on behalf of itself and its affiliates and representatives, agrees to keep confidential all records and other information relating to Penn

                                      -5-
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Series, except after prior notification to and approval in writing by Penn
Series, which approval shall not be reasonably withheld and may not be withheld where Adviser or any affiliate may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Penn Series.

     14.  Proxies.   Subject to such direction and oversight by Penn Series as
the Board of Directors of Penn Series shall deem appropriate, Adviser shall vote proxies solicited by or with respect to the issuers of securities held in the Penn Series Funds.

     15. Instructions, Opinion of Counsel and Signatures. At any time Adviser may apply to an officer of Penn Series for instructions, and may consult legal counsel for Penn Series or its own legal counsel in respect of any matter arising in connection with this Agreement, and Adviser shall not be liable for any action taken or omitted by it or by any affiliate in good faith in accordance with such instructions or with the advice or opinion of Penn Series' legal counsel. Adviser and its affiliates shall be protected in acting upon any instruction, advice, or opinion provided by Penn Series or its legal counsel and upon any other paper or document delivered by Penn Series or its legal counsel believed by Adviser to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any officer or agent of Penn Series, until receipt of written notice thereof from Penn Series.

     16. Compliance with Governmental Rules and Regulations. Except as such responsibility may be placed upon Adviser or any affiliate expressly by, or by fair implication of, the terms of this Agreement, and except for the accuracy of information furnished to Penn Series by Adviser or any affiliate, Penn Series assumes full responsibility for the preparation, contents and distribution of the prospectuses for Penn Series, for complying with all applicable requirements of the Act, the Securities Exchange Act of 1934, the Securities Act of 1933, and any other laws, rules and regulations of governmental authorities having jurisdiction over Penn Series.

     17. Limitation of Liability. Neither Adviser nor any of its affiliates, their officers, directors, employees or agents, or any person performing executive, administrative, trading, or other functions for Penn Series (at the direction or request of Adviser), or Adviser or its affiliates in connection with the discharge of obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by Penn Series in connection with the matters to which this Agreement relates, except for such error, mistake or loss resulting from willful misfeasance, bad faith, negligence or misconduct in the performance of its, his or her duties on behalf of Penn Series or constituting or resulting from a failure to comply with any term of this Agreement. Adviser shall not be responsible for any loss incurred by reason of any act or omission of the Custodian or of any broker, dealer, underwriter or issuer selected by Adviser with reasonable care.

     18. Obligations of Penn Series. It is expressly agreed that the obligations of Penn Series hereunder shall not be binding upon any of its directors, shareholders, nominees, officers, agents or employees, personally. The execution and delivery of this Agreement have been authorized by the board of directors and shareholders of Penn Series and signed by an authorized officer of Penn Series, acting as such, and shall bind Penn Series.

     19.  Indemnification by Penn Series.   Penn Series will indemnify and hold
Adviser harmless from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by Adviser resulting from: (i) any action or omitting to act by Adviser or any affiliated corporation, with respect to any accounting or related service described in this Agreement, upon instructions reasonably believed by Adviser or any affiliated corporation to have been executed by an individual who has been identified in writing by Penn Series as a duly authorized officer of Penn Series- or (ii) any action by Adviser or any affiliated corporation, with respect to any accounting or related service described in this Agreement, upon information provided by Penn Series in form and under policies agreed to by Adviser and Penn Series. Adviser riot be entitled to such indemnification in respect of actions or omissions constituting negligence or willful misconduct of Adviser or its affiliates, agents or contractors: or constituting a failure by Adviser or any affiliate comply with any term of this Agreement. Prior to the confession of any claim against Adviser which may be subject to this indemnification, Adviser shall give Penn Series reasonable opportunity to defend against said claim in its own name or in the name of Adviser.

     20. Indemnification by Adviser. Adviser will indemnify and hold harmless Penn Series from all loss, cost, damage and expense, including reasonable expenses for legal counsel. incurred by Penn Series resulting from any claim, demand, action or suit arising out of Adviser's or any affiliates failure to comply with any term of this Agreement or which arise out of the willful misfeasance, bad faith, negligence or misconduct of Adviser, its affiliates, their agents or contractors. Penn Series shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or willful misconduct of Penn Series or its agents or contractors or constituting a failure by Penn Series to comply with any term of this Agreement; provided, that such negligence or misconduct is not attributable to Adviser or any person that is an affiliate of Adviser or an affiliate of an affiliate of Adviser Prior to confessing any claim against it which may be subject to this indemnification, Penn Series shall give Adviser reasonable opportunity to defend against said claim in its own name or in the name of Penn Series. For purposes of this
Section 20 and of Section 19 hereof, no broker or dealer shall be deemed to be acting as agent or contractor of Penn Series, Advise, or any affiliate of Adviser, in effecting or executing any portfolio transaction for a Fund.

     21. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     22. Dual Interests. It is understood that some person or persons may be directors, officers, or shareholders of both Penn Series and Adviser (including its affiliates), and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided by a specific provision of applicable law.

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     23.  Term of Agreement.  The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through February 28, 1990. Thereafter, this Agreement shall continue in effect from year to year with respect to any given Fund, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by either the board of directors of Penn Series, or by a vote of a majority of the outstanding voting securities of the series of shares of Penn Series representing interests in that Fund; (b) in either event by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of Penn Series who are not parties to this Agreement or interested persons of any such party; and (c) Adviser shall not have notified Penn Series, in writing, at least 90 days prior to February 28, 1990 or prior to February 28 of any year thereafter, that it does not desire such continuation. Adviser shall furnish to Penn Series, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement with respect to each Fund or any extension, renewal or amendment hereof.

     24. Amendment and Assignment of Agreement. This Agreement may not be amended assigned as to any particular Fund without the affirmative vote of a majority of the outstanding voting securities of the series of shares of Penn Series representing interests in that Fund, and, without affecting any claim for damages or other right that Penn Series may have as a result thereof, this Agreement shall automatically and immediately terminate as to any Fund in the event of its assignment with respect to that Fund.

     25. Termination of Agreement. This Agreement may be terminated as to any Fund by Penn Series or by Adviser. without the payment of any penalty. upon 60 days' prior notice in writing from Penn Series to Adviser or upon 90 days' prior notice in writing from Adviser to Penn Series, provided, that in the case of termination by Penn Series, such action shall have been authorized by resolution of a majority of its directors who are not parties to this Agreement or interested persons of any such party, or by vote of a major the outstanding voting securities of the series of shares of Penn Series representing interests in that Fund.

     26.  Miscellaneous.

          A. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

          B. Interpretation. Nothing herein contained shall be deemed to require Penn Series to take action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the board of directors of Penn Series of its responsibility for and control of the conduct of the affairs of Penn Series.

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

          C. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested person," assignment," and "affiliated person"as used herein, shall have the meanings assigned to them by Section 2(a) of the Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

          D. Notice. Notice under the Agreement shall be in writing, addressed and delivered or sent by registered or certified mail, postage prepaid, to the addressed party at such address as such party may designate for the receipt of such notices. Until further notice, it is agreed that for this purpose the address of Penn Series is 600 Dresher Road, Horsham, PA 19044, Attention: Joseph E. Vardaro, President, and that of Adviser is 100 East Pratt Street, Baltimore, Maryland 21202,
          Attention: Henry H. Hopkins, Esq.

          E. State Law. The Agreement shall be construed and enforced in accordance with a by the laws of the State of Maryland except where such state laws have been preempted by Federal law.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.


Attest:                                  PENN SERIES FUNDS, INC.

 /s/                                     By:/s/ Joseph E. Vardaro
--------------------------                  ----------------------------------
     Secretary                                  Joseph E. Vardaro
                                                President


Attest:                                  T. ROWE PRICE ASSOCIATES, INC.

 /s/                                     By:/s/ James S. Riepe
--------------------------                  ----------------------------------
     Secretary                                  James S. Riepe
                                                Vice President

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